UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	The Pop Venture Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

12 East 49th Street, 11th Floor,

New York, NY 10017

Telephone Number (including area code):

(833) 767-8368

Name and Address of Agent for Service of Process:

Nicole Loftus

12 East 49th Street, 11th Floor,

New York, NY 10017

With copies to:

Beth R. Kramer, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:     YES ☒     NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the State of New York on the 29th day of March 2024.

THE POP VENTURE FUND

By: /s/ Nicole Loftus
Nicole Loftus, Trustee

Attest:  /s/ Katherine Randel

Katherine Randel, Chief Strategy Officer

2